Exhibit 99.1

Bed Bath & Beyond Inc. Announces Transformation of Board of Directors and
Additional Governance Enhancements

Appoints Five Independent, Highly Qualified, Diverse Directors to Board

Patrick Gaston Named Independent Chairman

Forming Business Transformation and Strategy Review Committee

UNION, NJ., April 22, 2019 — Bed Bath & Beyond Inc. (Nasdaq: BBBY) (the “Company”) today announced that, in response to shareholder feedback and in connection with its commitment to accelerating refreshment at the Board-level, the Company’s Board of Directors is transforming; the Board will comprise 10 directors, nine of whom are independent and six of whom are women. The transformed Board will reflect significant diversity across race, gender and ethnicity, and have an average tenure of less than four years. The Company also announced a series of additional governance enhancements.

Specifically, the Company announced that:

•                  Five current independent directors will step down.

•                  Co-Founders Warren Eisenberg and Leonard Feinstein have transitioned to the role of

Co-Founders, Co-Chairmen Emeriti and will retire from the Board.

•                  Current Lead Independent Director, Patrick Gaston has been named Independent Chairman, effective immediately.

•                  The Board will form a Business Transformation and Strategy Review Committee to review all aspects of the Company’s business transformation, strategy and structure.

•                  The Audit and Compensation Committees of the Board will be reconstituted, including the appointment of committee chairs.

•                  A new executive compensation plan that increases the at-risk component of executive compensation and further aligns compensation with Company performance and long-term shareholder value creation will be adopted. The Company will provide details on its new executive compensation plan in connection with the filing of its proxy statement.

The five newly appointed independent directors, effective May 1, 2019, are:

•                  Harriet Edelman, current Vice Chairman, Emigrant Bank and former Senior Vice President and Chief Information Officer, Business Transformation, and Senior Vice President, Global Supply Chain of Avon Products Inc.

•                  Harsha Ramalingam, current senior advisor at Boston Consulting Group, current President and Owner, Ramalingam Consulting and former Global Vice President, e-commerce Platform at Amazon.com, Inc., where he was also responsible for the Chief Information Officer and Chief Information Security Officer (CISO) functions.

•                  Andrea Weiss, current Founding Partner, The O Alliance Consulting Services and Chief Executive Officer and Founder of Retail Consulting Inc., and former senior executive at dELiA*s, Inc., The Limited Inc., GUESS, Inc., Ann Taylor Stores, Inc. and The Walt Disney Company.

•                  Mary Winston, current President and Founder, WinsCo Enterprises Consulting Services and former Executive Vice President and Chief Financial Officer at Family Dollar Stores Inc.

•                  Ann Yerger, current Corporate Governance Specialist, Spencer Stuart North American Board Practice and former Executive Director of the Council of Institutional Investors.

The four continuing independent directors, three of whom have been appointed in the past two years as part of the Board’s ongoing refreshment program, are — Stephanie Bell-Rose, Patrick Gaston, Johnathan B. (JB) Osborne and Virginia Ruesterholz. In connection with the new director appointments, Dean Adler, Stanley Barshay, Klaus Eppler, Jordan Heller and Victoria Morrison will step down from the Company’s Board, effective May 1, 2019.

Patrick Gaston, who was named Independent Chairman, stated, “As we have communicated to Bed Bath & Beyond shareholders, the Board has been undertaking a comprehensive review of its composition, governance structure and compensation practices. The changes announced today reflect significant shareholder input and underscore our commitment to ensuring we have best-in-class governance.

This Board transformation and refreshed governance structure is rooted in accountability, transparency and collaboration, and as we provide oversight and move the Company forward, we are committed to continuing to act in the best interest of our shareholders.”

Mr. Gaston continued, “We are immensely grateful to Dean, Stanley, Klaus, Jordan and Victoria for their leadership, tireless commitment and significant contributions to our Company. Their willingness to step down from the Board to facilitate the acceleration of the Company’s governance transformation speaks volumes as to the kind of people they are and their dedication to the Company.”

The Company has had multiple discussions with members of the Activist Group, which is composed of Legion Partners, Macellum Capital Management and Ancora Advisors, and has invited them to participate in the Board transformation process and to offer their ideas for business and operational improvement. To date, the Activist Group has declined this invitation, but the Company remains open to engaging in constructive dialogue with them.

Co-Founders Transitioned to Co-Founders, Co-Chairmen Emeriti; Lead Independent Director Named Independent Chairman

In addition, in connection with the Board’s transformation plan, Co-Founders and Co-Chairmen of the Board Warren Eisenberg and Leonard Feinstein have transitioned to the role of Co-Founders, Co-Chairmen Emeriti and will retire from the Board, effective May 1, 2019. As part of this transition, Patrick Gaston, current Lead Independent Director of the Board, has been named Independent Chairman, effective immediately.

Creation of Business Transformation and Strategy Review Committee; Reconstitution of Existing Board Committees

The Board is forming a new Business Transformation and Strategy Review Committee to review all aspects of the Company’s business transformation, strategy and structure.

To further enhance its independence, organization and leadership responsibilities, the Board also intends to reconstitute the Audit Committee and the Compensation Committee with a mix of new and existing independent directors, including the appointment of committee chairs.

In addition, the Nominating & Corporate Governance Committee was recently reconstituted as follows:

•                  Virginia Ruesterholz, Chairwoman

•                  Stephanie Bell-Rose

•                  Patrick Gaston

Appointment of Five New Independent Directors

Led by the independent directors of the reconstituted Nominating & Corporate Governance Committee, which consists of two of the four shortest tenured independent directors, and with the assistance of leading executive search firm Heidrick & Struggles, the Board conducted an extensive search to identify the five new independent directors.

Ms. Ruesterholz, independent director and recently appointed Chairwoman of the Nominating & Corporate Governance Committee, said, “The changes made to our Board composition take into account the important feedback that we’ve received following discussion with many of our shareholders over the past year. Our Board is committed to continuing to engage with our shareholders, is open to further input and will continue to assess Board refreshment on an ongoing basis.”

Ms. Ruesterholz continued, “We are delighted to welcome five new independent directors with such extensive business backgrounds and who bring skill sets directly relevant to the ongoing business transformation at Bed Bath & Beyond. As leaders in the fields of global retail, merchandising, technology, logistics, finance and governance, Harriet, Harsha, Andrea, Mary and Ann have been change-agents while serving on other public and private company boards and as members of management teams.

Collectively, their perspectives, experience and expertise will greatly enhance the effectiveness of our Board.”

Harriet Edelman, 63

Ms. Edelman brings three decades of global operating experience in consumer goods and financial services. She currently serves as Vice Chairman of Emigrant Bank, where she leads the finance, information technology and credit administrative operations. Prior to joining the bank in 2008 as special advisor to the Chairman, she spent nearly 30 years at Avon Products Inc. touching virtually every function, such as business transformation, marketing, new product development and sales, while serving in various leadership roles, including as Senior Vice President and Chief Information Officer, Business Transformation and Senior Vice President, Global Supply Chain. As Senior Vice President, Global Supply Chain at Avon, she led production and distribution of billions of products annually, and oversaw construction of Avon’s new facilities in Latin America, Asia, and Eastern Europe. She has 16 years of corporate governance experience, having served on the boards of Blair Corporation, The Hershey Company, Ariba Inc., and UCB S.A. She currently serves on the boards of Brinker International, Inc. and Assurant, Inc. Ms. Edelman also serves on the Board of Trustees at Bucknell University as Vice Chairman, and serves as a member of the Executive, Finance and Nominating & Governance Committees.

Ms. Edelman received a Bachelor of Music from Bucknell University and an MBA in Marketing and Operations Research at the Fordham Gabelli School of Business.

Ms. Edelman said, “Consumer goods businesses have been central to my career, and I am honored to join the Board of an industry pioneer such as Bed Bath & Beyond. As a frequent customer, I have long admired the Company for its products and services, and its customer-first approach to conducting business. I look forward to leveraging my background in marketing, technology and supply chain management, as well as experience serving public company boards, to help deliver on the Company’s continued transformation.”

Harsha Ramalingam, 60

Mr. Ramalingam, who currently serves as a senior advisor at Boston Consulting Group and who is the President and Owner of his own consulting firm, brings over 30 years of operational leadership experience and global expertise in areas including information technology and internet software. He has previously served in various leadership roles at Amazon.com, Inc., including as Global Vice President of the e-commerce Platform Group, which included ownership of the Chief Information Officer and CISO Functions, and also as a member of the Consumer Leadership Team responsible for the Company’s consumer business. During his tenure of just under seven years as a senior executive at Amazon.com, Inc., the Company grew from less than $20 billion in revenue to over $100 billion. Mr. Ramalingam also spent six years at EMC Corporation, including as Vice President, Products and Operations of EMC’s SaaS/Cloud business, where he was responsible for R&D, product and program management, financing, and technical and business operations from conception to launch. While at EMC, he successfully executed EMC’s acquisition and integration of Mozy. He spent the earlier part of his career in various information management and technology roles. Mr. Ramalingam previously served on the board of Intralinks Inc.

Mr. Ramalingam received a Bachelor of Technology from the Indian Institute of Technology, an MBA in General Management from the Indian Institute of Management and received an Executive Education at Stanford University Graduate School of Business.

Mr. Ramalingam said, “It is a privilege to be appointed to the Bed Bath & Beyond Board. The Company has many positive digital initiatives underway to improve and enhance the customer experience through e-commerce, consistent with the retail industry’s evolving needs. I am eager to work with my fellow Board members and the management team, and believe my consumer and technology experience, including while at Amazon.com, will lend itself well to capitalizing on the many opportunities for growth.”

Andrea Weiss, 64

Ms. Weiss was an early innovator in multi-channel commerce and brings nearly 30 years of entrepreneurial leadership experience in the retail industry, currently serving as Founding Partner of The O Alliance, LLC and Chief Executive Officer and Founder of Retail Consulting Inc. She is recognized as a pioneer in creating a seamless customer experience, and has been a key player in transforming retail into the digital space. She also has extensive experience developing high-level business strategy and tactical execution plans, including implementing turnaround initiatives for leading brands in the U.S. and Europe. She has held executive leadership roles at dELiA*s, Inc., The Limited Inc., GUESS, Inc., Ann Taylor Stores, Inc. and The Walt Disney Company. Ms. Weiss is a National Association of Corporate Directors (NACD) Board Governance Fellow and was named to the NACD Top 100 Best Public Directors in 2016. Ms. Weiss previously served on the boards of GSI Commerce, Pep Boys, Chico’s FAS, Inc. and Nutrisystem, Inc. She currently serves as a director on the boards of Cracker Barrel Old Country Store, Inc. and RPT Realty.

Ms. Weiss received a Bachelor of Fine Arts from Virginia Commonwealth University and a Masters of Administrative Science from The Johns Hopkins University. She also completed post-graduate studies at Harvard Business School and The Kellogg School at Northwestern University.

Ms. Weiss said, “In today’s omnichannel retail environment, it is critical to be agile and to collaborate across functions to drive faster decision making to enhance results. Bed Bath & Beyond is making strides in this regard and is poised to continue innovating and accelerating to meet customers’ complex needs. As a long time Bed Bath & Beyond customer myself and having spent my entire career in the retail industry leading transformation, I look forward to bringing my expertise to bear as the Company continues to execute against its transformation plan.”

Mary Winston, 57

Ms. Winston is a seasoned executive with significant governance expertise across a broad range of industries, having served on large public company boards and audit committees for many years. She has a strong background in all aspects of finance and accounting, as well as experience in M&A, corporate strategy, cost restructuring programs, corporate governance/compliance, and investor relations/communications. Among other roles, she has served as Executive Vice President and Chief Financial Officer at Family Dollar Stores Inc., Senior Vice President and Chief Financial Officer at Giant Eagle, Inc., Executive Vice President and Chief Financial Officer at Scholastic Corporation, Vice President and Controller of Visteon Corporation and Vice President, Global Financial Operations at Pfizer Inc. in the Pharmaceuticals Group. Ms. Winston currently serves as President at WinsCo Enterprises Inc., a financial and board governance consulting firm. She has served on the boards of Plexus Corp and SuperValu Inc. and is currently a member of the boards of Acuity Brands, Inc., Domtar Corporation and Dover Corporation.

Ms. Winston received a Bachelors degree of Accounting from the University of Wisconsin, an MBA in Finance, Marketing and International Business from Northwestern University’s Kellogg Graduate School, and is a CPA, as well as a NACD Board Leadership Fellow.

Ms. Winston said, “This is an important time for Bed Bath & Beyond as the Company prioritizes profitability and continues its efforts to position itself for long-term growth. As a seasoned Board member and having turned to Bed Bath & Beyond throughout my own life events, I am eager to contribute as a director to the ongoing transformation that will enable the Company to further differentiate itself across channels, brands and locations well into the future.”

Ann Yerger, 57

Ms. Yerger spent nearly 20 years with the Council of Institutional Investors (CII), including ten years in leadership as CII’s Executive Director. CII is a nonprofit, nonpartisan association of asset owners, asset managers and other service providers representing assets under management of approximately $40 trillion focused on effective corporate governance practices. Previously, Ms. Yerger was the Investor Responsibility Research Center’s Deputy Director for Corporate Governance Service. Ms. Yerger’s deep corporate governance and shareholder-oriented work also includes service as an advisor to Spencer Stuart’s North American Board Practice group, which helps companies strengthen their boards and improve their effectiveness, a member of Grant Thornton’s Audit Quality Advisory Council, executive director of EY’s Center for Board Matters, and as a member of the Investor Advisory Group of the Public Company Accounting Oversight Board, the Investor Advisory Committee of the U.S. Securities and Exchange Commission, Weinberg Center for Corporate Governance Advisory Board, the Nasdaq Listing and Hearing Review Council and the U.S. Treasury Department’s Advisory Committee on the Auditing Profession. She has also testified before Congressional committees on important corporate governance and investor protection issues. ICGN, the International Corporate Governance Network, previously awarded Ms. Yerger with the “ICGN Award for Excellence in Corporate Governance,” which is granted for exceptional achievements towards improving corporate governance, in recognition of her work in galvanizing investor collaborative initiatives resulting in significant advances in American corporate governance over 25 years. She has also been included multiple times on the NACD’s list of the 100 most influential corporate governance professionals. She is a NACD Board Leadership Fellow and an independent director of Hershey Entertainment and Resorts Company and chairs its Governance Committee and serves on the Compensation and Executive Organization Committee.

Ms. Yerger received a Bachelor of Arts in Economics from Duke University and an MBA from Tulane University. She is a CFA charterholder.

Ms. Yerger said, “I was attracted to the Bed Bath & Beyond Board because of the Company’s commitment to transform its corporate governance and strengthen its engagement with shareholders. Bed Bath & Beyond is making important changes to its Board and across the business, and I look forward to contributing to the Company’s ongoing transformation.”

Bed Bath & Beyond Continuing Directors

Stephanie Bell-Rose, 61

Ms. Bell-Rose is a Senior Managing Director at TIAA and Head of the TIAA Institute, which produces original research and insights on issues pertaining to financial security and organizational effectiveness in the educational, nonprofit and public sectors. Before joining TIAA in 2010, Ms. Bell-Rose served as a managing director at The Goldman Sachs Group, Inc. and president of its foundation, and as counsel and program officer at the Andrew W. Mellon Foundation. She is a Trustee of The John S. and James L. Knight Foundation, the Council on Foundations and the Public Welfare Foundation. Ms. Bell-Rose is also a member of the Council on Foreign Relations, the Executive Leadership Council, the Economic Club of New York, and the Women’s Forum of New York, and she is Trustee Emerita of the Barnes Foundation and Honorary Trustee of the American Museum of Natural History.

Ms. Bell-Rose’s leadership experience across a number of sophisticated organizations brings an important set of insights to our Board. In addition, her background in organizational effectiveness and her experience in participating, at a senior level, in business transformations in a variety of settings, is particularly beneficial in the context of the Company’s ongoing transformation.

Patrick Gaston, 61

Mr. Gaston is Chief Executive Officer of Gaston Consulting, which focuses on building public/private partnerships that addresses issues related to corporate responsibility, sustainability, diversity and social and economic change for businesses, the public sector and civil society. He also served as an adjunct professor of business management at the Community College of Denver from 2017 through 2018. Prior to that, he was President of the Western Union Foundation (2013 - 2016) and initiated a workforce education program focused on youth and women throughout the world. From January to December 2012, he was the Chief Executive Officer of Gastal Networks, LLC, a consulting firm specializing in corporate social responsibility initiatives. From January to December 2011, he served a one-year term as Executive in Residence and Senior Advisor with the Clinton Bush Haiti Fund to support the rebuilding efforts in Haiti. Until January 2011, Mr. Gaston was President of the Verizon Foundation since 2003. Mr. Gaston pioneered the creation of a corporate social responsibility program and created a consumer advisory board focused on external stakeholder engagement on governance, public policy and community investment matters. Prior to assuming that position, Mr. Gaston held a variety of management positions at Verizon Communications Inc. and its predecessors since 1984, including positions in operations, marketing, human resources, strategic planning and government relations. He has been a director of the Company since 2007.

Among other things, Mr. Gaston brings to the Board experience with respect to very large and complex public companies as well as extensive strategic planning and stakeholder engagement experience. He has worked with local, national and international organizations through his non-profit work. He currently volunteers as a member on five non-profit boards focusing on education, reforestation and youth development.

JB Osborne, 38

Mr. Osborne is the CEO of Red Antler, a branding company, which he co-founded in 2007, which was named one of Fast Company’s Most Innovative in Marketing & Advertising. Leading a multi-disciplinary team of strategists, designers, marketers and engineers with his co-founders at Red Antler, Osborne has helped define a new generation of products and services that people love. Since 2007, he has worked with founders of top, fast-growing companies across categories including Casper, Allbirds, Brandless, Betterment and Boxed, advising them on how to build category-defining experiences. In addition, Osborne oversees Red Antler’s operations and venture partnerships, and frequently speaks to venture portfolios, accelerators, and at conferences about the role of brand in building a category leading business. Osborne was selected as one of WWD’s (Women’s Wear Daily) 40 under 40 in fashion and retail in 2017, and was also selected as one of Forbes’ Consumer Catalysts: 2017’s Top Dealmakers and Influencers in the Consumer Industry.

Prior to founding Red Antler, Osborne opened the New York office of Consortium, a boutique creative shop based in Auckland, New Zealand. He began his career at advertising agency Saatchi & Saatchi working with global brands. Among other things, Mr. Osborne brings to the Board experience in and knowledge of branding, marketing and communications, as well as broad experience in the emerging technologies and data analytics utilized in digital marketing.

Virginia Ruesterholz, 57

Ms. Ruesterholz most recently served as Executive Vice President, Strategic Initiatives of Verizon Communications Inc. She was previously President of Verizon Services Operations, a $10 billion global shared-services business group with over 25,000 employees that operated Verizon’s wireline network as well as the finance operations, real estate and supply chain services that supported all Verizon companies. Prior, Ms. Ruesterholz served as President of Verizon Telecom, where she led the $30 billion wireline unit that served Verizon’s domestic consumer, general business and wholesale markets, and where she also oversaw the U.S. rollout of the high-speed fiber optic network known as Fios®. She serves on the Board of Directors of Frontier Communications Corporation and The Hartford Financial Services Group, Inc. She is also a Trustee of Stevens Institute of Technology, where she served as the first female Chair in its 149 year history.

Among other things, Ms. Ruesterholz brings to the Board extensive senior leadership experience at a global organization, as well as broad experience with the type of strategic, operational and financial matters a public company encounters while executing a transformational business plan.

Steven Temares, 60

Mr. Temares has served as Chief Executive Officer of the Company since 2003. He was President and Chief Executive Officer from 2003 to 2006 and was President and Chief Operating Officer from 1999 to 2003. Mr. Temares joined the Company in 1992 and has served as a director since 1999. Mr. Temares has been part of the leadership of the Company throughout its entire history as a public company.

Having served as our CEO since 2003, Mr. Temares’ extensive knowledge of, and passion for, the Company and its wide-ranging operations are invaluable to the Board. Mr. Temares has guided the Company through a prolonged period of growth that established its competitive position, and today is leading the Company through an extensive transformation in pursuit of its mission to be trusted by customers as the expert for the home and heart-felt life events.

Additional Materials

In connection with this announcement, the Company has made available an Investor Presentation and an infographic on the investor relations section of its website.

Advisors

Goldman, Sachs & Co. is acting as financial advisor to Bed Bath & Beyond, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that is the trusted expert for the home and heartfelt life events. The Company sells a wide assortment of domestics merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; the impact of goodwill and intangible asset impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; the integration of acquired businesses; and potential continuing uncertainty arising in connection with the announced intention by certain shareholders to seek control of the Company’s Board of Directors. The Company does not undertake any obligation to update its forward-looking statements.

Important Information

Bed Bath & Beyond Inc. (the “Company”) intends to file a definitive proxy statement and associated proxy card in connection with the solicitation of proxies for the Company’s 2019 Annual Meeting with the Securities and Exchange Commission (the “SEC”). Details concerning the nominees of the Company’s Board of Directors for election at the 2019 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents by directing a request by mail to Bed Bath & Beyond Inc. at 650 Liberty Avenue Union, New Jersey 07083, by contacting the Company’s proxy solicitor, D.F. King & Co., toll-free at 1 (888) 777-0320 or at bbby@dfking.com, or from the investor relations section of the Company’s website at www.bedbathandbeyond.com.

Participants in the Solicitation

The Company, its directors and certain of its executive officers will be deemed participants in the solicitation of proxies from shareholders in respect of the 2019 Annual Meeting.  Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended March 3, 2018, filed with the SEC on May 2, 2018, the Company’s quarterly reports on Form 10-Q filed with the SEC on July 6, 2018, October 10, 2018 and January 9, 2019, the Company’s Current Report on Form 8-K filed with the SEC on June 5, 2018 and the Company’s definitive proxy statement for the 2018 Annual Meeting of Shareholders, filed with the SEC on May 31, 2018.  To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the proxy statement for the 2018 Annual Meeting of Shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.  These documents can be obtained free of charge from the sources indicated above.  Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC, if and when they become available.

CONTACTS:

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820

MEDIA CONTACT: Matthew Sherman / Nick Lamplough, Joele Frank, Wilkinson Brimmer Katcher, (212) 355-4449